Exhibit 10.4
THE J. M. SMUCKER COMPANY DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
RESTATED EFFECTIVE MAY 1, 2008

THE J. M. SMUCKER COMPANY DEFINED CONTRIBUTION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan (the “Plan”) effective as of May 1, 2008, is hereby established and will be maintained by The J. M. Smucker Company (the “Company”) for the purpose of supplementing the retirement benefits of certain officers and key management employees of The J. M. Smucker Company and its subsidiaries who are selected to participate in the Plan. The Plan has been amended subsequently and is now further amended and restated effective May 1, 2008, to clarify certain provisions of the Plan in order to assure more fully that the Plan is compliant with Code Section 409A.
The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and is subject to, and intended to comply with Section 409A of the Code, and regulations thereunder, and other applicable laws.
ARTICLE I
DEFINITIONS
Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized in this document.
1.1 “Beneficiary” means the person or persons selected by the Participant on a form provided by the Company to receive the benefits provided under this Plan in the event of the Participant’s death.
1.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or other pronouncements relating thereto.

1.3 “Company” means The J. M. Smucker Company and any of its subsidiaries or affiliated business entities, as determined in accordance with the provisions contained in Section 414 of the Code.
1.4 “Compensation” means total compensation, including base salary, Holiday Bonus and annual bonuses from the Management Incentive Plan, paid during the entire Plan Year without regard to any limits imposed by the Code under ERISA.
1.5 “Committee” means the Executive Committee of the Company.
1.6 “Disabled” or “Disability” means the first to occur of the following conditions, all as determined in accordance with Section 409A:
(a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expect to last for a continuous period of not less than 12 months, or
(b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any plan covering employees of the Employer, or
(c) The Participant has been determined to be totally disabled by the Social Security Administration.
1.7 “Effective Date” means May 1, 2008.
1.8 “Eligibility Service” means service completed to determine eligibility from date of hire to date of termination, retirement, disability, or death.
1.9 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10 “Officer Service” means service completed from the effective date of employment in an officer position to the earlier of the date of termination, retirement, disability, or death, or date that Participant ceases to serve as an officer.
1.11 “Participant” means any employee described in Article II of this Plan.
1.12 “Plan” means The J. M. Smucker Company Defined Contribution Supplemental Executive Retirement Plan, as of its original effective date, and as further amended and restated herein effective January 1, 2009, and including any subsequent amendments thereto.
1.13 “Plan Year” means the Company’s fiscal year beginning May 1 and ending April 30.
1.14 “Separation from Service” means a separation from service as defined in Code section 409A, with the Company and all other related employers of the Company (as determined under Code Section 414), which Code Section 409A is incorporated herein by reference, generally including the severance of the Employee’s employment relationship for any reason, voluntarily or involuntarily, and with or without cause, including without limitation, quit, discharge, retirement, death, leave of absence or permanent decrease in service to the Company and all such other related employers to a level that is no more than twenty percent (20%) of its prior level. However, for purposes of this paragraph, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.
1.15 “Specified Employee” refers to an individual defined in Code Section 416(i) without regard to paragraph (5) of that section as of the date of the individual’s Separation from Service determined as provided in Treasury Regulation §1.409A-1(i).

1.16 “Trust” means a rabbi trust which may be established by the Company in connection with this Plan to provide the benefits described in the Plan.
1.17 “Trustee” means the corporation or individual selected by the Company to serve as Trustee for the Trust.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1 Eligible Participants
An employee who has been hired or promoted to serve as an officer or in an equivalent position and has been designated by the Committee shall become a Participant in the Plan as of the date of designation.
2.2 Designation of Beneficiary
A Participant shall file with the Committee a Beneficiary designation, on a form provided by the Committee, on or before April 30th of the preceding Plan Year for which the designation shall take effect. Such designation shall remain in effect until changed by the Participant.
ARTICLE III
SUPPLEMENTAL RETIREMENT ACCOUNT
3.1 Establishment of Accounts
The Company shall establish and maintain an account for each Participant, or designated Beneficiary of the Participant upon the death of the Participant, and shall credit such accounts each Plan Year with a Contribution Credit and Interest Credit, as applicable, in accordance with the provision of this Article III.

3.2 Contribution Credit
“Contribution Credit” means an amount equal to 7% of total Compensation paid in the full Plan Year which shall be credited to a Participant’s account for each Plan Year the officer is a Participant, including the Plan Year in which the designation by the Committee occurs. No Contribution shall be based on Compensation paid after a participant ceases to be an officer.
3.3 Interest Credit
“Interest Credit” means the amount which shall be credited each Plan Year to the account maintained for a Participant or Beneficiary by calculating interest at a rate to be determined by the Committee. The interest rate for the Plan Year beginning in 2008 is 6%. This rate will be reviewed and may be increased or decreased on an annual basis by the Committee.
3.4 Prior Service Credit
For each officer who became a Participant as of the Effective Date of the Plan, an amount indicated in Appendix A will be credited to such Participant’s account on May 1, 2008, recognizing years of Officer Service prior to the Effective Date of this Plan.
3.5 Crediting Date
Accounts will be credited with Contribution Credits on April 30 of each Plan Year to each Participant who is employed, as an officer as of April 30 of the Plan Year, except that in the year Separation from Service due to retirement, disability, or death, a partial year Contribution Credit will be made to their account reflecting the Compensation through the date of Separation from Service due to retirement, disability, or death.
Interest Credits will be made through the date of first payment.
ARTICLE IV
DISTRIBUTIONS
4.1 Vesting and Distribution Events
In order to be vested in amounts credited to a Participant’s account under this Plan, the Participant must have completed 10 years of Eligibility Service (or in the event of a distribution due to death, five (5) years of Eligibility Service).
All vested amounts credited to a Participant’s account in accordance with Article III, including interest credited in accordance with Section 3.4 shall be distributed to, or with respect to, a Participant, based on the earliest to occur of such Participant’s Separation from Service, death or Total Disability, as set forth below:
(a)	In the event of Separation from Service, such vested amounts shall be distributed or commence to be distributed after the later of attainment of age 55 and six (6) months following Separation from Service;

(b)	In the event of Disability, such vested amounts shall be distributed or commence to be distributed six (6) months following such Disability; or

(c)	In the event of death, such vested amounts shall be distributed or commence to be distributed within ninety (90) days following such death.
For purposes of this Section, if death causes a Separation from Service, death shall be deemed to be the earliest event to occur under the Plan.
4.2 No Benefits Payable upon Certain Events
(a)	If the Participant has completed fewer than 10 years of Eligibility Service as of the date of Separation from Service (or five years in the case of death), the Participant shall receive no benefit under the Plan.

(b)	The right of any Participant or Beneficiary to a benefit will be terminated, or, if payment thereof has begun, all future payments will be discontinued and forfeited, in the event the Participant (i) at any time wrongly discloses any secret process or trade secret of the Company, or (ii) engages, either directly or indirectly, as an officer, trustee, employee, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture within a ten-year period following his retirement or Separation from Service that the Company’s board of directors reasonably determines to be competitive with the Company to a degree materially contrary to the Company’s best interest.

(c)	Notwithstanding anything to the contrary contained in the Plan, if a Participant’s employment is terminated because the Company determines the Participant (i) engaged in dishonest or fraudulent acts against the Company, (ii) willfully injured property of the Company, (iii) conspired against the Company, or (iv) disclosed confidential information concerning the Company, then no benefit shall be payable to the Participant or Beneficiary under the Plan.
4.3 Forms of Distribution
Any vested benefit payable to or on behalf of a Participant under the Plan pursuant to Section 4.1 shall be payable pursuant to a fixed schedule in accordance with the provisions of Section 409A of the Code. Each Participant must elect the payment schedule from one of the options below within 30 days of becoming designated to participate in the Plan. The possible payment options are as follows:
(a)	One single lump sum payment;

(b)	Equal monthly installments payable over a five year period determined based on the Participant’s vested account balance and the interest crediting rate in effect at the later of the date of (i) Separation from Service, Disability, or death, as applicable, or (ii) the date that payments commence;

(c)	Equal monthly installments payable over a ten year period determined based on the Participant’s account balance and the interest crediting rate in effect at the later of the date of (i) Separation from Service, Disability, or death, as applicable, or (ii) the date that payments commence;

(d)	Equal monthly installments payable over a fifteen year period determined based on the Participant’s account balance and the interest crediting rate in effect at the later of the date of (i) Separation from Service, Disability, or death, as applicable, or (ii) the date that payments commence; or

(e)	Equal monthly installments payable over a twenty year period determined based on the Participant’s account balance and the interest crediting rate in effect at the later of the date of (i) Separation from Service, Disability, or death, as applicable, or (ii) the date that payments commence.
If no election is made by a Participant, the default form of payment shall be the method described in (a) above.
4.4 Subsequent Election of Time or Form of Payment
During the month of April of each Plan Year (or at such other time as may be approved by the Committee but no later than April 30 of each Plan Year), a Participant who is then still an employee of the Company may change, on a form and in a manner approved by the Committee, a form of payment election that he or she made pursuant to Section 4.2 or delay a commencement date that he or she elected pursuant to Section 4.1; provided, however, a Participant may make only one change, that applies to either form of payment or time of payment or both, and no further changes may be made to the form of payment or time of payment of such deferred amounts; and provided, further, that no change of election made under this Section 4.4 shall be effective unless it satisfies the following requirements:
(a)	A change of election will not be effective until at least twelve (12) months after the date on which it is filed by the Participant with the Committee.

(b)	A change of election with respect to a payment commencing on, or made on, a specified date may not be filed with the Committee less than twelve (12) months prior to such date.

(c)	A change of election with respect to a time of payment or a method of payment must provide that the payment subject to the change be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, except in the event of a payment made on account of the Participant’s death or Disability.
The Company may impose such other restrictions and limitations on subsequent changes to an election relating to the time or form of distribution as it determines appropriate.

4.5 Death Following Separation from Service or Disability
If a Participant who has at least five (5) years of Eligibility Service should die after his Separation from Service or Disability and before distribution of the full amount of his benefits under this Plan have been distributed to him (whether before or after payments have commenced), any remaining amounts shall be distributed to the Participant’s Beneficiary(ies) by the same method as distributions were being made to the Participant or were scheduled to be made. If the Beneficiary is no longer alive, or if a Participant has not designated a Beneficiary, then such amounts shall be distributed to such Participant’s spouse, or if deceased or none, then to the Participant’s children per stirpes, or if none, then to the Participant’s estate.
4.6 [Reserved]
4.7 Six-Month Delay on Distributions to Specified Employees
Under no circumstances, other than death as set forth above, will a Participant who is a Specified Employee, as of the date of the Participant’s Separation from Service, receive a distribution under the Plan earlier than six (6) months following such Participant’s Separation from Service.
4.8 No Distributions In Excess of Code Section 162(m)
Notwithstanding the above provisions, no amount may be distributed from the Plan if the Company reasonably anticipates that such amount would not be deductible under Code Section 162(m), as determined by the Board of Directors in its sole discretion, and in accordance with Code Section 409A and the Treasury regulations promulgated thereunder.
4.9 Distribution of Small Amounts
If, at any time following Separation from Service, a Participant’s benefit under the Plan is less than $10,000, the Company may elect to distribute such account balance in a lump sum payment regardless of the Participant’s election.

4.10 Distributions of Amounts Deemed Includable in Gross Income
Notwithstanding any provisions of the Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that an amount of a Participant’s benefit under the Plan is includable in the gross income of the Participant and subject to tax, the Board of Directors of the Company may, in its sole discretion, and in accordance with Code Section 409A and the Treasury regulations promulgated thereunder, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.
4.11 Distributions of Amounts in Violation of Securities Laws
Notwithstanding any provisions of the Plan to the contrary, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law, in the Company’s sole discretion, and in accordance with Code Section 409A and the Treasury regulations promulgated thereunder, provided that the payment is made on the earliest at which the Company reasonably anticipates that the making of the payment will not cause such violation.
ARTICLE V
ADMINISTRATION
5.1 Authority to Interpret Plan
The Plan shall be administered by the Company, which shall have the authority to interpret and construe the terms of the Plan as it deems appropriate including the authority to determine eligibility for benefits under the Plan. The Company shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Company’s interpretations, determinations, regulations and calculations shall be final and binding on all interested persons and parties. Any benefits payable under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.
5.2 Employment of Advisors
The Company may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist in carrying out its duties hereunder. The Company by action of its Board of Directors may designate a person or persons other than the Company to carry out any of such powers, authority, or responsibility. Expenses of administration shall be paid by the Company. The Company shall be entitled to rely on all tables, valuations, certifications, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. Any act authorized, permitted, or required to be taken under the Plan by the Company and which has not been delegated in accordance with this, may be taken by a majority of the members of its Board of Directors, or a committee delegated to act by the Board of Directors, or notices, advice, directions, certifications, approvals, and instructions required or authorized to be a person authorized to act for the Company in accordance with this Section.
5.3 Annual Statements
The Company shall furnish individual annual statements of accrued benefits to each Participant, or current Beneficiary, in such form as determined by the Company or as required by law.
5.4 Claims Procedures
Whenever the Company decides for whatever reason to deny, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), it shall transmit a written notice of such decision to the Claimant, in most cases no later than 90 days after the Plan receives the claim for benefits, or within 180 days after the Plan receives the claim for benefits if there are special circumstances and if within 90 days the Company provides notice of the reason for the delay and the date a decision can be expected, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant may request that the claim denial be reviewed by filing with the Committee a written request therefore, which request shall contain the following information:
(a)	The date on which the Claimant’s request was filed with the Company; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Company shall control in the event that the date of the actual filing is later than the dates stated by the Claimant pursuant to this Subsection (a);

(b)	The specific portions of the denial of his claim which the Claimant requests the Company to review;

(c)	A statement by the Claimant setting forth the basis upon which he believes the Company should reverse the previous denial of his claim for benefits and accept his claim as made; and

(d)	Any written material (offered as exhibits) which the Claimant desires the Company to examine in its consideration of his position as stated pursuant to Subsection (c) of this Section.
Within 60 days of the date determined pursuant to Subsection (a) of this Section, the Committee shall conduct a full and fair review of the initial claim for the benefits and the decisions denying the Claimant’s claim for benefits, or within 120 days if special circumstances require more time and if within 60 days the Committee provides notice of reason for the delay, and the date a decision can be expected. Within 60 days (or 120 days if extended as provided herein) of the date of such review, the Committee shall render its written decision on review, written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

ARTICLE VI
AMENDMENT OR TERMINATION
6.1 Company Reserves Right to Amend or Terminate
The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, through an instrument executed by an officer pursuant to authorization or ratification by the Board or by any committee designated by the Board.
6.2 Amendment or Termination
No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account described in Article III as of the later of the effective date of such amendment or termination or the date such amendment or termination is adopted. In the event the Plan is terminated, any amounts credited to Participants’ accounts shall remain subject to the other provisions of the Plan regarding distribution, and distribution of such amounts shall not be accelerated except as otherwise provided in an amendment to this Plan, and under the circumstances permitted in accordance with Code §409A. No amounts will be credited to any account under the Plan after termination of the Plan, but interest will continue to be credited to a Participant’s account under the Plan until all amounts are distributed to the Participant or to his or her Beneficiary.
ARTICLE VII
MISCELLANEOUS
7.1 Trust Authorized
The Company may establish a Trust which may be used to pay benefits arising under this Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.
7.2 Restriction against Assignment
The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
7.3 Grantor Trust
The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of ERISA and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. Funds invested hereunder shall continue for all purposes to be part of the general assets of the Company. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and to the extent the Participant, Beneficiary or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
7.4 No Employment Rights
The sole rights of a Participant or Beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in this Plan shall be interpreted as a guaranty that any funds in a Trust or assets of the Company will be sufficient to pay any such benefit. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.
7.5 Discharge of Liability
The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with such individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.
7.6 Location of Participant
Each Participant shall keep the Company informed of his or her current address and the current address of his or her Beneficiary. The Company shall not be obligated to search for any person.
7.7 Limitation of Liability
Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.
7.8 Plan Documents
Each Participant shall receive a copy of the Plan and the Company will make available for inspection by any Participant or designated Beneficiary a copy of the rules and regulations used by the Company in administering the Plan.
7.9 Construction
All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Ohio.

7.10 Unsecured General Creditor
Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.
7.11 Headings Not Part of Plan
Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
7.12 Terms Used in the Plan
Any term used in this Plan which is defined in the Plan shall have the meaning set forth in the Plan for all purposes of this Plan. The singular form of any word shall include the plural and the masculine gender shall include the feminine wherever necessary for the proper interpretation of this Plan.
7.13 Compliance with Code Section 409A
To the extent applicable, it is intended that this Plan and any deferrals of compensation made hereunder comply with the provisions of Code Section 409A. This Plan and any deferrals or compensation made hereunder shall be administrated in a manner consistent with this intent, and any provisions that would cause this Plan or any grant made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of Participants). Any reference in this Plan to Code Section 409A will also include any proposed temporary or final regulations, or any other guidance, promulgated with respect to Code Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant (or Beneficiary) resulting from the terms or operation of this Plan.

The Company hereby adopts this restatement of the Plan as set forth above.
THE J. M. SMUCKER COMPANY

By: Name:	/s/ Mark R. Belgya Mark R. Belgya
Title:	Senior Vice President and Chief Financial Officer

Dated:	December 31, 2010

Appendix A — Initial Account Balances

Dennis Armstrong:	$37,208
John Denman	$74,933
John Mayer	$67,507
Kenneth Miller	$34,522
Andrew Platt	$97,352
Christopher Resweber	$69,089
Julia Sabin	$42,721
Albert Yeagley	$31,175